EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2008 (March 2, 2009 as to Notes 10, 11, 12, & 13) relating to (1) the 2007 and 2006 consolidated financial statements (including retrospective adjustments to the 2007 and 2006 consolidated financial statements) of CB Richard Ellis Group, Inc. (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the retrospective adjustment of the consolidated financial statements for assets held for sale and the adoption of new accounting standards for uncertainty in income taxes), (2) the 2007 and 2006 financial statement schedules of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

September 4, 2009